Exhibit 99.1

N E W S R E L E A S E

Media:	Don Nathan 952-936-1885	Tyler Mason 714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES NEXT PHASE IN HEALTH BENEFITS AND
HEALTH SERVICES ORGANIZATIONS, AND NEW LEADERSHIP ROLES

MINNEAPOLIS (January 20, 2011) – UnitedHealth Group (NYSE: UNH) today announced the next phase in the continuing alignment of the company on its benefits and services platforms and changing roles for a number of its senior executives designed to further position the leadership of the company as it continues to grow in the evolving health care landscape.

Stephen J. Hemsley, president and chief executive officer, UnitedHealth Group, said, “Looking ahead to a new era in health care, we see growth and expansion opportunities accompanying the critical challenges of modernizing the health care system. We have a remarkably skilled, thoughtful and innovative group of executives leading UnitedHealth Group and its businesses and want to insure we have the right leadership capacity to fully realize the significant potential for growth the future holds for our enterprise.”

•	Gail K. Boudreaux, executive vice president, UnitedHealth Group and president, UnitedHealthcare Employer & Individual, will assume overall responsibility for all UnitedHealthcare health benefits businesses. These four businesses continue to operate separately under the UnitedHealthcare brand name and include Employer & Individual, Medicare & Retirement, Community & State and Military & Veterans. Jeff Alter, currently head of UnitedHealthcare’s commercial benefits business in the Northeast, has been appointed the new chief executive of the UnitedHealthcare Employer & Individual business.

•	G. Mike Mikan executive vice president and chief financial officer, UnitedHealth Group, will take responsibility and oversight for the company’s health services platform, including OptumHealth, Ingenix and, working with William A. Munsell, Prescription Solutions.

•	David S. Wichmann, executive vice president, UnitedHealth Group, and president, UnitedHealth Group Operations, will become chief financial officer for UnitedHealth Group, while retaining all his existing corporate responsibilities for leading enterprise-wide information technology and oversight for the company’s multi-year initiative to simplify and integrate enterprise-wide operations and reduce run-rate operating costs. He is also taking responsibility for oversight of UnitedHealth Group’s corporate functions.

•	William A. Munsell, Larry C. Renfro and Anthony Welters will join Mr. Hemsley in the office of the chief executive, focused on enterprise-wide initiatives, including emerging growth and expansion opportunities; public, regulatory and governmental affairs and representation; reputation and market image efforts, and external relationships and alliances for the enterprise.

Biographies for these executives are available in the About section of UnitedHealth Group’s corporate Website at http://www.unitedhealthgroup.com/AboutUs/Executives.aspx.

About UnitedHealth Group
UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement, UnitedHealthcare Community & State, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 75 million individuals worldwide. Visit www.unitedhealthgroup.com for more information.

###